Exhibit 99.1

Contact:	Jim Gustafson
Investor Relations
DaVita HealthCare Partners Inc.
(310) 536-2585

DaVita HealthCare Partners Inc. 1st Quarter 2015 Results

Denver, Colorado, May 4, 2015 – DaVita HealthCare Partners Inc. (NYSE: DVA) today announced results for the quarter ended March 31, 2015. Adjusted net income attributable to DaVita HealthCare Partners Inc. for the quarter ended March 31, 2015 was $187 million, or $0.86 per share, excluding an accrual of an after-tax estimated loss contingency of $298 million, or $1.38 per share. Net loss attributable to DaVita HealthCare Partners Inc. for the quarter ended March 31, 2015 including this item was $(111) million, or $(0.52) per share.

Net income attributable to DaVita HealthCare Partners Inc. for the three months ended March 31, 2014 was $183 million, or $0.85 per share.

Financial and operating highlights include:

•	Cash Flow: For the rolling twelve months ended March 31, 2015, operating cash flow was $1.450 billion and free cash flow was $1.028 billion. For the three months ended March 31, 2015, operating cash flow was $410 million and free cash flow was $320 million. Operating cash flow and free cash flow for the rolling twelve months ended March 31, 2015 was negatively impacted by approximately $269 million of after-tax payments made in connection with the settlement of the 2010 and 2011 U.S. Attorney Physician Relationship Investigations during the fourth quarter of 2014.

•	Operating Income and Adjusted Operating Income: Adjusted operating income for the three months ended March 31, 2015 was $431 million excluding an accrual of an estimated loss contingency of $495 million. Operating loss for the three months ended March 31, 2015, including this item was $(64) million.

Operating income for the three months ended March 31, 2014 was $441 million.

•	Adjusted Diluted Net Income Per Share: Adjusted net income attributable to DaVita HealthCare Partners Inc. for the three months ended March 31, 2015, excluding the amortization of intangible assets associated with acquisitions and an accrual of an estimated loss contingency, net of tax impacts, was $213 million, and adjusted diluted net income per share was $0.98.

Adjusted net income attributable to DaVita HealthCare Partners Inc. for the three months ended March 31, 2014, excluding the amortization of intangible assets associated with acquisitions, net of tax impacts, was $208 million, and adjusted diluted net income per share was $0.97.

•	Vainer Private Civil Suit: During the first quarter of 2015, we reached an agreement in principle with the plaintiffs in the Vainer private civil suit pursuant to which the Court stayed the litigation and the plaintiffs withdrew their motion for further sanctions. While the specific terms of settlement have not yet been finalized, we have accrued an estimated loss contingency of $495 million related to this matter, or $298 million after-tax. The $495 million consists of a settlement amount of $450 million and attorney fees and other costs of $45 million. Negotiations are ongoing and until all parties have entered into a definitive final agreement, we can make no assurances about the specific settlement terms, including monetary and nonmonetary terms, or whether the Vainer suit ultimately will settle for an amount that is not greater than the amount of the estimated loss contingency.

•	Volume: Total U.S. dialysis treatments for the first quarter of 2015 were 6,262,635, or 81,758 treatments per day, representing a per day increase of 4.5% over the first quarter of 2014. Non-acquired treatment growth in the first quarter of 2015 was 3.9% over the first quarter of 2014 and normalized non-acquired treatment growth in the first quarter of 2015 was 4.5% over the first quarter of 2014.

The number of member months for which HCP provided capitated care during the first quarter of 2015 was approximately 2.5 million representing an increase of 5.6% as compared to the first quarter of 2014, inclusive of growth contributed from acquisitions.

•	Effective Tax Rate: Our effective tax rate was 53.0% for the three months ended March 31, 2015. This effective tax rate is impacted by the amount of third party owners’ income attributable to non-tax paying entities. The effective tax rate attributable to DaVita HealthCare Partners Inc. was 43.7% for the three months ended March 31, 2015. The adjusted effective tax rate attributable to DaVita HealthCare Partners Inc. excluding an estimated loss contingency was 37.5% for the three months ended March 31, 2015.

We are updating our 2015 effective tax rate attributable to DaVita HealthCare Partners Inc. to now be approximately 39.0% to 40.0%. Our previous expected 2015 effective tax rate attributable to DaVita HealthCare Partners Inc. was 39.5% to 40.5%.

•	Center Activity: As of March 31, 2015, we provided dialysis services to a total of approximately 181,000 patients at 2,290 outpatient dialysis centers, of which 2,197 centers are located in the United States and 93 centers are located in ten countries outside of the United States. During the first quarter of 2015, we opened a total of 18 new dialysis centers, acquired one dialysis center, and closed two dialysis centers in the United States. We also opened two new dialysis centers outside of the United States.

•	Share Repurchases: During the first quarter of 2015, we repurchased a total of 891,429 shares of our common stock for $70 million, or an average price of $78.60 per share. In addition, in April 2015, we repurchased a total of 175,710 shares of our common stock for $14 million, or an average price of $79.96 per share.

On April 14, 2015, our Board of Directors approved additional share repurchases in the amount of $726 million. These recently approved share repurchases are in addition to the approximately $274 million remaining under our Board of Directors’ prior share repurchase approval announced on November 4, 2010. As a result, we now have a total of $1.0 billion in outstanding authorizations available for share repurchases. These share repurchase authorizations have no expiration dates.

•	Issuance of New Senior Notes: In April 2015, we issued $1.500 billion 5.0% Senior Notes due 2025 (the 5.0% Senior Notes). The 5.0% Senior Notes are unsecured senior obligations and rank equally in right of payment with our existing and future unsecured senior indebtedness. The 5.0% Senior Notes are guaranteed by certain of our domestic subsidiaries. The proceeds from the 5.0% Senior Notes are being used to repurchase all of the outstanding principal balances of the $775 million 6 5⁄8% Senior Notes due 2020 through a combination of a tender offer and a redemption process, to pay fees and expenses and for general corporate purposes, which may include future acquisitions and share repurchases.

Outlook

•	We are updating our consolidated operating income for 2015 to now be in the range of $1.800 billion to $1.925 billion.

Our previous consolidated operating income guidance for 2015 was in the range of $1.750 billion to $1.900 billion.

•	We are updating our operating income for Kidney Care for 2015 to now be in the range of $1.575 billion to $1.650 billion.

Our previous operating income guidance for Kidney Care for 2015 was in the range of $1.525 billion to $1.625 billion.

•	We still expect our operating income for HCP for 2015 to be in the range of $225 million to $275 million.

•	We still expect our consolidated operating cash flow for 2015 to be in the range of $1.500 billion to $1.700 billion.

The above projected ranges exclude the accrual of the estimated loss contingency, or any potential settlement payment, related to the Vainer Private Civil Suit.

These projections and the underlying assumptions involve significant risks and uncertainties, including those described below, and actual results may vary significantly from these current projections.

We will be holding a conference call and webcast to discuss our results for the first quarter ended March 31, 2015 on May 5, 2015 at 9:00 a.m. Eastern Time. The earnings discussion will be immediately followed by our Capital Markets Day. To join the presentation by conference call, please dial (888) 950-9401 from the U.S. or (517) 308-9354 from outside the U.S., and refer to the “Capital Markets” call and provide the operator with your name and company affiliation. To join the presentation via webcast, please visit our web-site at investors.davitahealthcarepartners.com. A replay of the presentation will be available on DaVita’s official web page for the following 30 days. There will be no telephone replay.

This release contains forward-looking statements within the meaning of the federal securities laws, including statements related to our guidance and expectations for our 2015 consolidated operating income, our 2015 Kidney Care operating income, HCP’s 2015 operating income, our 2015 consolidated operating cash flows and our 2015 effective tax rate attributable to DaVita HealthCare Partners Inc. Factors that could impact future results include the uncertainties associated with the risk factors set forth in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2014, our subsequent quarterly and annual reports, and our current reports on Form 8-K. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include, but are not limited to, and are qualified in their entirety by reference to the full text of those risk factors in our SEC filings relating to:

•	the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates, and a reduction in the number of patients under such plans, which may result in the loss of revenues or patients,

•	a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs,

•	the impact of the Center for Medicare and Medicaid Services (CMS) 2015 Medicare Advantage benchmark structure,

•	risks arising from potential federal and/or state legislation that could have an adverse effect on our operations and profitability,

•	changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing,

•	legal compliance risks, including our continued compliance with complex government regulations including compliance with the provisions of our current corporate integrity agreement and current or potential investigations by various government entities and related government or private-party proceedings, and restrictions on our business and operations required by our corporate integrity agreement and other settlement terms, and the financial impact thereof,

•	continued increased competition from large- and medium-sized dialysis providers that compete directly with us,

•	our ability to maintain contracts with physician medical directors, changing affiliation models for physicians, and the emergence of new models of care introduced by the government or private sector, that may erode our patient base and reimbursement rates, such as accountable care organizations, independent practice associations and integrated delivery systems, or to businesses outside of dialysis and HealthCare Partners’ (HCP) business,

•	our ability to complete acquisitions, mergers or dispositions that we might be considering or announce, or to integrate and successfully operate any business we may acquire or have acquired, including HCP, or to expand our operations and services to markets outside the United States,

•	the variability of our cash flows,

•	the risk that we might invest material amounts of capital and incur significant costs in connection with the growth and development of our international operations, yet we might not be able to operate them profitably anytime soon, if at all,

•	risks arising from the use of accounting estimates, judgments and interpretations in our financial statements,

•	loss of key HCP employees, potential disruption from the HCP transaction making it more difficult to maintain business and operational relationships with customers, partners, associated physicians and physician groups, hospitals and others,

•	the risk that laws regulating the corporate practice of medicine could restrict the manner in which HCP conducts its business,

•	the risk that the cost of providing services under HCP’s agreements may exceed our compensation,

•	the risk that reductions in reimbursement rates, including Medicare Advantage rates, and future regulations may negatively impact HCP’s business, revenue and profitability,

•	the risk that HCP may not be able to successfully establish a presence in new geographic regions or successfully address competitive threats that could reduce its profitability,

•	the risk that a disruption in HCP’s healthcare provider networks could have an adverse effect on HCP’s business operations and profitability,

•	the risk that reductions in the quality ratings of health maintenance organization plan customers of HCP could have an adverse effect on HCP’s business, or

•	the risk that health plans that acquire health maintenance organizations may not be willing to contract with HCP or may be willing to contract only on less favorable terms.

We base our forward-looking statements on information currently available to us at the time of this release, and except as required by law we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

This release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the attached reconciliation schedules. For the reasons stated in the reconciliation schedules, we believe our presentation of non-GAAP financial measures provides useful supplemental information for investors.

DAVITA HEALTHCARE PARTNERS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except per share data)

	Three months ended March 31,
	2015	2014
Patient service revenues	$2,271,815	$2,114,098
Less: Provision for uncollectible accounts	(99,164)	(83,197)

Net patient service revenues	2,172,651	2,030,901
Capitated revenues	850,515	787,565
Other revenues	264,799	224,310

Total net revenues	3,287,965	3,042,776

Operating expenses and charges:
Patient care costs and other costs	2,362,612	2,179,772
General and administrative	341,801	284,061
Depreciation and amortization	153,789	142,579
Provision for uncollectible accounts	1,827	2,511
Equity investment income	(2,908)	(7,372)
Loss contingency accrual	495,000	—

Total operating expenses and charges	3,352,121	2,601,551

Operating (loss) income	(64,156)	441,225
Debt expense	(97,392)	(106,335)
Other (loss) income, net	(533)	1,698

(Loss) income before income taxes	(162,081)	336,588
Income tax (benefit) expense	(85,933)	124,851

Net (loss) income	(76,148)	211,737
Less: Net income attributable to noncontrolling interests	(34,469)	(28,448)

Net (loss) income attributable to DaVita HealthCare Partners Inc.	$(110,617)	$183,289

Earnings per share:
Basic net (loss) income per share attributable to DaVita HealthCare Partners Inc.	$(0.52)	$0.87

Diluted net (loss) income per share attributable to DaVita HealthCare Partners Inc.	$(0.52)	$0.85

Weighted average shares for earnings per share:
Basic	213,387,253	211,375,232

Diluted	213,387,253	216,118,922

DAVITA HEALTHCARE PARTNERS INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(unaudited)

(dollars in thousands)

	Three months ended March 31,
	2015	2014
Net (loss) income	$(76,148)	$211,737

Other comprehensive (loss) income, net of tax:
Unrealized losses on interest rate swap and cap agreements:
Unrealized loss on interest rate swap and cap agreements	(5,760)	(2,505)
Reclassifications of net swap and cap agreements realized loss into net income	812	3,359
Unrealized gains on investments:
Unrealized gains on investments	382	331
Reclassification of net investment realized gains into net income	(157)	(207)
Foreign currency translation adjustments	(17,885)	28

Other comprehensive (loss) income	(22,608)	1,006

Total comprehensive (loss) income	(98,756)	212,743
Less: Comprehensive income attributable to noncontrolling interests	(34,469)	(28,448)

Comprehensive (loss) income attributable to DaVita HealthCare Partners Inc.	$(133,225)	$184,295

DAVITA HEALTHCARE PARTNERS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(dollars in thousands)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(76,148)	$211,737
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Loss contingency accrual	495,000	—
Depreciation and amortization	153,789	142,565
Stock-based compensation expense	12,762	15,074
Tax benefits from stock award exercises	9,366	22,978
Excess tax benefits from stock award exercises	(7,584)	(18,336)
Deferred income taxes (benefit)	(203,940)	8,902
Equity investment income (loss), net	2,539	(187)
Other non-cash charges and loss on disposal of assets	7,865	8,346
Changes in operating assets and liabilities, other than from acquisitions and divestitures:
Accounts receivable	(151,743)	(54,565)
Inventories	(9,193)	(12,280)
Other receivables and other current assets	(18,619)	(17,740)
Other long-term assets	153	1,418
Accounts payable	(10,933)	(42,558)
Accrued compensation and benefits	30,638	23,570
Other current liabilities	60,772	20,615
Income taxes	106,970	92,905
Other long-term liabilities	8,395	16,663

Net cash provided by operating activities	410,089	419,107

Cash flows from investing activities:
Additions of property and equipment	(121,421)	(126,562)
Acquisitions	(40,650)	(67,857)
Proceeds from asset and business sales	2,565	56
Purchase of investments available for sale	(1,448)	(1,824)
Purchase of investments held-to-maturity	(290,774)	(2,511)
Proceeds from sale of investments available for sale	1,217	1,262
Proceeds from investments held-to-maturity	205,650	1,508
Purchase of intangible assets	—	(11)
Purchase of equity investments	(7,426)	—
Distributions received on equity investments	—	146

Net cash used in investing activities	(252,287)	(195,793)

Cash flows from financing activities:
Borrowings	13,353,767	16,179,463
Payments on long-term debt and other financing costs	(13,382,203)	(16,244,613)
Purchase of treasury stock	(70,063)	—
Distributions to noncontrolling interests	(41,499)	(33,147)
Stock award exercises and other share issuances, net	5,648	3,450
Excess tax benefits from stock award exercises	7,584	18,336
Contributions from noncontrolling interests	15,898	13,625
Proceeds from sales of additional noncontrolling interests	—	761

Net cash used in financing activities	(110,868)	(62,125)
Effect of exchange rate changes on cash and cash equivalents	(904)	631

Net increase in cash and cash equivalents	46,030	161,820
Cash and cash equivalents at beginning of the year	965,241	946,249

Cash and cash equivalents at end of the period	$1,011,271	$1,108,069

DAVITA HEALTHCARE PARTNERS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$1,011,271	$965,241
Short-term investments	422,365	337,399
Accounts receivable, less allowance of $255,146 and $242,674	1,675,182	1,525,849
Inventories	145,740	136,085
Other receivables	423,713	400,916
Other current assets	186,165	186,842
Income tax receivable	—	83,839
Deferred income taxes	436,359	240,626

Total current assets	4,300,795	3,876,797
Property and equipment, net of accumulated depreciation of $2,123,818 and $2,029,506	2,500,596	2,469,099
Intangibles, net of accumulated amortization of $666,995 and $621,891	1,904,176	1,949,498
Equity investments	70,017	65,637
Long-term investments	91,441	89,389
Other long-term assets	68,248	77,000
Goodwill	9,431,390	9,415,295

	$18,366,663	$17,942,715

LIABILITIES AND EQUITY
Accounts payable	$423,986	$445,453
Other liabilities	581,411	506,579
Accrued compensation and benefits	733,708	698,475
Medical payables	304,205	314,347
Loss contingency	495,000	3,644
Current portion of long-term debt	118,076	120,154
Income tax payable	23,130	—

Total current liabilities	2,679,516	2,088,652
Long-term debt	8,380,153	8,383,280
Other long-term liabilities	407,068	389,806
Deferred income taxes	880,820	890,701

Total liabilities	12,347,557	11,752,439
Commitments and contingencies
Noncontrolling interests subject to put provisions	848,392	829,965
Equity:
Preferred stock ($0.001 par value, 5,000,000 shares authorized; none issued)
Common stock ($0.001 par value, 450,000,000 shares authorized; 215,949,997 and 215,640,968 shares issued and 215,058,568 and 215,640,968 shares outstanding, respectively)	216	216
Additional paid-in capital	1,112,396	1,108,211
Retained earnings	3,976,486	4,087,103
Treasury stock (891,429 shares)	(70,063)	—
Accumulated other comprehensive loss	(47,625)	(25,017)

Total DaVita HealthCare Partners Inc. shareholders’ equity	4,971,410	5,170,513
Noncontrolling interests not subject to put provisions	199,304	189,798

Total equity	5,170,714	5,360,311

	$18,366,663	$17,942,715

DAVITA HEALTHCARE PARTNERS INC.

SUPPLEMENTAL FINANCIAL DATA

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
1. Consolidated Financial Results:
Consolidated net revenues	$3,288	$3,328	$3,043
Operating (loss) income	$(64)	$452	$441
Adjusted operating income excluding an accrual of an estimated loss contingency(1)	$431	$452	$441
Operating (loss) income margin	(2.0%)	13.6%	14.5%
Adjusted operating income margin excluding an accrual of an estimated loss contingency(1)	13.1%	13.6%	14.5%
Net (loss) income attributable to DaVita HealthCare Partners Inc.	$(111)	$208	$183
Adjusted net income attributable to DaVita HealthCare Partners Inc. excluding an accrual of an estimated loss contingency(1)	$187	$208	$183
Diluted net (loss) income per share attributable to DaVita HealthCare Partners Inc.	$(0.52)	$0.96	$0.85
Adjusted diluted net income per share attributable to DaVita HealthCare Partners Inc. excluding an accrual of an estimated loss contingency(1)	$0.86	$0.96	$0.85

2. Consolidated Business Metrics:
Expenses
General and administrative expenses as a percent of consolidated net revenues(2)	10.4%	10.7%	9.3%
Consolidated effective tax rate	53.0%	29.3%	37.1%
Consolidated effective tax rate attributable to DaVita HealthCare Partners Inc.(1)	43.7%	33.3%	40.5%
Adjusted consolidated effective tax rate attributable to DaVita HealthCare Partners Inc. (1)	37.5%	33.3%	40.5%

3. Summary of Division Financial Results:
Net revenues
Kidney Care:
Net dialysis and related lab services revenues	$2,072	$2,151	$1,958
Net ancillary services and strategic initiatives revenues, including international dialysis operations	305	309	257
Elimination of intersegment revenues	(17)	(14)	(13)

Total Kidney Care net revenues	2,360	2,446	2,202
Net HCP revenues	928	882	841

Total net consolidated revenues	$3,288	$3,328	$3,043

Operating (loss) income
Kidney Care:
Dialysis and related lab services operating (loss) income	$(104)	$443	$387
Other – Ancillary services and strategic initiatives, including international dialysis operations operating (losses) income	(14)	(19)	2
Corporate support and related long-term incentive compensation	(6)	(5)	(2)

Total Kidney Care operating (loss) income	(124)	419	387
HCP operating income	60	33	54

Total consolidated operating (loss) income	$(64)	$452	$441

DAVITA HEALTHCARE PARTNERS INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
4. Summary of Reportable Segment Financial Results:
Dialysis and Related Lab Services
Revenue:
Patient services revenues	$2,166	$2,243	$2,037
Provision for uncollectible accounts	(97)	(95)	(82)

Net patient service operating revenues	2,069	2,148	1,955
Other revenues	3	3	3

Total net operating revenues	$2,072	$2,151	$1,958

Operating expenses:
Patient care costs	$1,396	$1,415	$1,323
General and administrative	183	192	155
Depreciation and amortization	105	105	96
Equity investment income	(3)	(4)	(3)
Loss contingency accrual	495	—	—

Total operating expenses	2,176	1,708	1,571

Segment operating (loss) income	$(104)	$443	$387

HCP
Revenue:
HCP capitated revenues	$833	$808	$772

Patient services revenues	81	56	58
Provision for uncollectible accounts	(1)	(1)	(2)

Net patient service operating revenues	80	55	56

Other revenues	15	19	13

Total net operating revenues	$928	$882	$841

Operating expenses:
Patient care costs	$733	$717	$672
General and administrative	92	90	78
Depreciation and amortization	43	43	42
Equity investment income	—	(1)	(5)

Total operating expenses	868	849	787

Segment operating income	$60	$33	$54

5. Dialysis and Related Lab Services Business Metrics:
Volume
Treatments	6,262,635	6,465,826	5,975,627
Number of treatment days	76.6	79.4	76.4
Treatments per day	81,758	81,434	78,215
Per day year over year increase	4.5%	6.2%	6.3%
Non-acquired growth year over year	3.9%	5.2%	5.5%
Normalized non-acquired growth year over year	4.5%	4.6%	5.0%
Operating revenues before provision for uncollectible accounts
Dialysis and related lab services revenue per treatment	$345.88	$346.95	$340.81
Per treatment (decrease) increase from previous quarter	(0.3%)	1.7%	0.2%
Per treatment increase from previous year	1.5%	2.0%	0.1%
Percent of net consolidated revenues	62.7%	64.4%	64.1%

DAVITA HEALTHCARE PARTNERS INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
5. Dialysis and Related Lab Services Business Metrics: (continued)
Expenses
Patient care costs
Percent of total segment operating revenues	67.4%	65.8%	67.5%
Per treatment	$222.99	$218.81	$221.31
Per treatment increase (decrease) from previous quarter	1.9%	(0.1%)	2.0%
Per treatment increase from previous year	0.8%	0.9%	2.4%
General and administrative expenses
Percent of total segment operating revenues	8.8%	8.9%	7.9%
Per treatment	$29.25	$29.75	$26.00
Per treatment (decrease) increase from previous quarter	(1.7%)	10.8%	(13.9%)
Per treatment increase (decrease) from previous year	12.5%	(1.5%)	(13.6%)
Accounts receivable
Net receivables	$1,261	$1,157	$1,168
DSO	56	50	55
Provision for uncollectible accounts as a percentage of revenues	4.5%	4.25%	4.0%

6. HCP Business Metrics:
Capitated membership
Total	830,400	837,300	790,200
Member months	2,482,500	2,502,800	2,351,900
Capitated revenues by sources
Commercial revenues	$185	$174	$187
Senior revenues	602	573	565
Medicaid revenues	46	61	20

Total capitated revenues	$833	$808	$772

Other
Total care dollars under management(1)	$1,233	$1,165	$1,083
Ratio of operating income to total care dollars under management(1)	4.9%	2.8%	5.0%
Full time clinicians	1,299	1,156	1,129
IPA primary care physicians	2,829	3,331	3,302

7. Cash Flow:
Operating cash flow	$410.1	$(70.0)	$419.1
Operating cash flow, last twelve months	$1,450.4	$1,459.4	$1,813.2
Free cash flow(1)	$319.6	$(197.0)	$336.2
Free cash flow, last twelve months(1)	$1,028.1	$1,045.1	$1,403.3
Capital expenditures:
Routine maintenance/IT/other	$49.0	$82.8	$49.3
Development and relocations	$72.4	$115.0	$77.2
Acquisition expenditures	$40.7	$54.0	$67.9

DAVITA HEALTHCARE PARTNERS INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in millions, except for per share and per treatment data)

	Three months ended
	March 31, 2015		December 31, 2014		March 31, 2014
8. Debt and Capital Structure:
Total debt(3)	$8,513		$8,520		$8,381
Net debt, net of cash and cash equivalents(3)	$7,502		$7,555		$7,273
Leverage ratio (see calculation on page 14)	2.94x		2.99x		2.98x
Overall weighted average effective interest rate during the quarter	4.48%		4.46%		4.89%
Overall weighted average effective interest rate at end of the quarter	4.47%		4.46%		4.87%
Weighted average effective interest rate on the Senior Secured Credit Facilities at end of the quarter	3.44%		3.43%		4.19%
Fixed and economically fixed interest rates as a percentage of our total debt	58	%(4)	58	%(4)	60%
Fixed and economically fixed interest rates, including our interest rate cap agreements, as a percentage of our total debt	90	%(4)	90	%(4)	93%

9. Clinical: (quarterly averages)
Dialysis adequacy -% of patients with Kt/V > 1.2 at the end of the quarter	98%		98%		98%
Dialysis patients with arteriovenous fistulas placed	73%		73%		72%

(1)	These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see attached reconciliation schedules.
(2)	Consolidated percentages of revenues are comprised of the dialysis and related lab services business, HCP’s business and other ancillary services and strategic initiatives. General and administrative expenses includes certain corporate support and related long-term incentive compensation.
(3)	The reported balance sheet amounts at March 31, 2015 and December 31, 2014, excludes $15.6 million and $16.2 million, respectively, of a debt discount associated with our Term Loan B. In addition, the reported balance sheet amounts at March 31, 2014 exclude $16.7 million of debt discounts associated with our then existing Term Loan B and Term Loan B-2.
(4)	The Term Loan B is subject to a LIBOR floor of 0.75%. Because actual LIBOR, for all periods presented above, was lower than this embedded LIBOR floor, the interest rate on the Term Loan B is set at its respective floor. At such time as the actual LIBOR-based variable component of our interest rate exceeds 0.75% on the Term Loan B, we will then be subject to LIBOR-based interest rate volatility on the LIBOR variable component of our interest rate on all of the Term Loan B. However, we are limited to a maximum rate of 2.50% on $2.75 billion of outstanding principal debt on the Term Loan B as a result of interest rate cap agreements. The remaining $739 million outstanding principal balance of the Term Loan B is subject to LIBOR-based interest rate volatility above a floor of 0.75%.

DAVITA HEALTHCARE PARTNERS INC.

SUPPLEMENTAL FINANCIAL DATA—continued

(unaudited)

(dollars in thousands)

Note 1: Calculation of the Leverage Ratio

Under the Senior Secured Credit Facilities (Credit Agreement), the leverage ratio is defined as all funded debt plus the face amount of all letters of credit issued, minus cash and cash equivalents, divided by “Consolidated EBITDA”. The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A and revolving line of credit under the Credit Agreement by establishing the margin over the base interest rate (LIBOR) that is applicable. The following leverage ratio was calculated using “Consolidated EBITDA” as defined in the Credit Agreement. The calculation below is based on the last twelve months of “Consolidated EBITDA”, pro forma for routine acquisitions that occurred during the period. The Company’s management believes the presentation of “Consolidated EBITDA” is useful to investors to enhance their understanding of the Company’s leverage ratio under its Credit Agreement.

Rolling twelve months ended March 31, 2015
Net income attributable to DaVita HealthCare Partners Inc.	$429,208
Income taxes	235,559
Interest expense	376,506
Depreciation and amortization	602,145
Loss contingency accruals	512,000
Noncontrolling interests and equity investment income, net	155,062
Stock-settled stock-based compensation	54,838
Debt refinancing charges	97,548
Other	13,425

“Consolidated EBITDA”	$2,476,291

March 31, 2015
Total debt, excluding debt discount of $15.6 million	$8,513,791
Letters of credit issued	96,424

8,610,215
Less: Cash and cash equivalents (less HCP’s physician owned entities cash)	(1,329,736)

Consolidated net debt	$7,280,479

Last twelve months “Consolidated EBITDA”	$2,476,291

Leverage ratio	2.94x

In accordance with the Credit Agreement, the Company’s leverage ratio cannot exceed 5.00 to 1.00 as of March 31, 2015. At that date the Company’s leverage ratio did not exceed 5.00 to 1.00.

DAVITA HEALTHCARE PARTNERS INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands except for per share data)

1. Net income and diluted net income per share attributable to DaVita HealthCare Partners Inc. excluding an accrual of an estimated loss contingency.

We believe that adjusted net income attributable to DaVita HealthCare Partners Inc. excluding an accrual of an estimated loss contingency, net of related tax, enhances a user’s understanding of our normal net income attributable to DaVita HealthCare Partners Inc. and adjusted diluted net income per share attributable to DaVita HealthCare Partners Inc. for these periods by providing a measure that is meaningful because it excludes an unusual amount that was accrued for an estimated loss contingency related to the Vainer Private Civil Suit, and accordingly, is comparable to prior periods and indicative of normal net income attributable to DaVita HealthCare Partners Inc. and diluted net income per share attributable to DaVita HealthCare Partners Inc. These measures are not measures of financial performance under United States generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income attributable to DaVita HealthCare Partners Inc. and diluted net income per share attributable to DaVita HealthCare Partners Inc.

	Three months ended
	March 31, 2015(1)	December 31, 2014	March 31, 2014
Adjusted net income attributable to DaVita HealthCare Partners Inc. excluding an accrual of an estimated loss contingency:
Net (loss) income attributable to DaVita HealthCare Partners Inc.	$(110,617)	$208,020	$183,289
Add:
Accrual of an estimated loss contingency	495,000	—	—
Less: Related income tax	(197,747)	—	—

	$186,636	$208,020	$183,289

	Three months ended
	March 31, 2015(1)	December 31, 2014	March 31, 2014
Adjusted diluted net income per share attributable to DaVita HealthCare Partners Inc. excluding an accrual of an estimated loss contingency:
Diluted net (loss) income per share attributable to DaVita HealthCare Partners Inc.	$(0.52)	$0.96	$0.85
Add:
Accrual of an estimated loss contingency including the effects of diluted net loss per share attributable to DaVita HealthCare Partners Inc.	1.38	—	—

	$0.86	$0.96	$0.85

(1)	Adjusted diluted net income per share attributable to DaVita HealthCare Partners Inc. for the three months ended March 31, 2015 is calculated using 217,977,358 shares, which includes shares that would be dilutive based on adjusted net income attributable to DaVita HealthCare Partners Inc. of $186,636 excluding the accrual of an estimated loss contingency.

DAVITA HEALTHCARE PARTNERS INC.

RECONCILIATIONS FOR NON-GAAP MEASURES – (continued)

(unaudited)

(dollars in thousands except for per share data)

In addition, we have excluded amortization of intangible assets associated with acquisitions from our adjusted net income attributable to DaVita HealthCare Partners Inc. and from our adjusted diluted net income per share attributable to DaVita HealthCare Partners Inc. as we believe this presentation enhances a user’s understanding of our operating results for these periods by providing a different reflection of the Company’s operating performance since it excludes the amortization of intangible assets that relate to the fair value measurement of acquired intangible assets associated with our acquisitions to fair value, and accordingly is indicative of consistent net income excluding amortization of acquired intangibles, attributable to DaVita HealthCare Partners Inc. and diluted net income per share attributable to DaVita HealthCare Partners Inc. These measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income attributable to DaVita HealthCare Partners Inc. and diluted net income per share attributable to DaVita HealthCare Partners Inc.

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014

Adjusted net income and adjusted diluted net income per share attributable to DaVita HealthCare Partners Inc., further adjusted to exclude the amortization of intangible assets associated with acquisitions:

Adjusted net income attributable to DaVita HealthCare Partners Inc.	$186,636	$208,020	$183,289
Add:
Amortization of intangible assets associated with acquisitions for the dialysis and ancillary operations	6,524	6,468	6,867
Amortization of intangible assets associated with acquisitions for the HCP operations	35,878	35,792	34,852
Less: Related income tax	(15,901)	(14,073)	(16,896)

	$213,137	$236,207	$208,112

Adjusted diluted net income per share attributable to DaVita HealthCare Partners Inc.	$0.86	$0.96	$0.85
Add:
Amortization of intangible assets per share associated with acquisitions for the dialysis and ancillary operations, net of tax	0.02	0.02	0.02
Amortization of intangible assets per share associated with acquisitions for the HCP operations, net of tax	0.10	0.11	0.10

	$0.98	$1.09	$0.97

DAVITA HEALTHCARE PARTNERS INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

2. Operating income excluding a pre-tax accrual of an estimated loss contingency

We believe that operating income excluding a pre-tax accrual of an estimated loss contingency enhances a user’s understanding of our normal operating income for these periods by providing a measure that is meaningful because it excludes an unusual amount that was accrued for an estimated loss contingency related to the Vainer Private Civil Suit and accordingly, is comparable to prior periods and indicative of consistent operating income. This measure is not a measure of financial performance under GAAP and should not be considered as an alternative to operating income.

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Operating income excluding a pre-tax accrual of an estimated loss contingency:
Operating (loss) income	$(64,156)	$452,085	$441,225
Add:
Accrual of an estimated loss contingency	495,000	—	—

Adjusted operating income	$430,844	$452,085	$441,225

DAVITA HEALTHCARE PARTNERS INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

3. Effective Income Tax Rates

We believe that reporting the effective income tax rate attributable to DaVita HealthCare Partners Inc. as well as the adjusted effective income tax rate attributable to DaVita HealthCare Partners Inc., excluding an estimated loss contingency, enhances an investor’s understanding of DaVita HealthCare Partners Inc.’s effective income tax rate and DaVita HealthCare Partners Inc.’s adjusted effective income tax rate for the periods presented because it excludes noncontrolling owners’ income that primarily relates to non-tax paying entities and unusual amounts that include an estimated loss contingency related to the Vainer Private Civil Suit, and, therefore, is meaningful to an investor to fully understand the related income tax effects on DaVita HealthCare Partners Inc.’s operating results. These are not measures under GAAP and should not be considered as an alternative to the effective income tax rate calculated in accordance with GAAP.

Effective income tax rate as compared to the effective income tax rate attributable to DaVita HealthCare Partners Inc. is as follows:

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
(Loss) income from continuing operations before income taxes	$(162,081)	$354,365	$336,588

Income tax (benefit) expense	$(85,933)	$103,977	$124,851

Effective income tax rate	53.0%	29.3%	37.1%

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
(Loss) income from continuing operations before income taxes	$(162,081)	$354,365	$336,588
Less: Noncontrolling owners’ income primarily attributable to non-tax paying entities	(34,536)	(42,495)	(28,539)

(Loss) income before income taxes attributable to DaVita HealthCare Partners Inc.	$(196,617)	$311,870	$308,049

Income tax (benefit) expense	(85,933)	103,977	$124,851
Less: Income tax attributable to noncontrolling interests	(67)	(127)	(91)

Income tax (benefit) expense attributable to DaVita HealthCare Partners Inc.	$(86,000)	$103,850	$124,760

Effective income tax rate attributable to DaVita HealthCare Partners Inc.	43.7%	33.3%	40.5%

DAVITA HEALTHCARE PARTNERS INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Adjusted effective income tax rates attributable to DaVita HealthCare Partners Inc. excluding an estimated loss contingency:

(Loss) income from continuing operations before income taxes	$(162,081)	$354,365	$336,588
Add: Estimated loss contingency	495,000	—	—

	332,919	354,365	336,588
Less: Noncontrolling owners’ income primarily attributable to non-tax paying entities	(34,536)	(42,495)	(28,539)

Adjusted income before income taxes attributable to DaVita HealthCare Partners Inc.	$298,383	$311,870	$308,049

Income tax (benefit) expense	$(85,933)	$103,977	$124,851
Add: Income taxes attributable to an estimated loss contingency	197,747	—	—
Less: Income tax attributable to noncontrolling interests	(67)	(127)	(91)

Adjusted income tax attributable to DaVita HealthCare Partners Inc.	$111,747	$103,850	$124,760

Adjusted effective income tax rate attributable to DaVita HealthCare Partners Inc.	37.5%	33.3%	40.5%

DAVITA HEALTHCARE PARTNERS INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

4. Free cash flow

Free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests and capital expenditures for routine maintenance and information technology. We believe free cash flow is a useful adjunct to cash flow from operating activities and other measurements under GAAP, since free cash flow is a meaningful measure of our ability to fund acquisition and development activities and meet our debt service requirements. In addition, free cash flow excluding distributions to noncontrolling interests provides an investor with an understanding of free cash flows that are attributable to DaVita HealthCare Partners Inc. Free cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows or as a measure of liquidity.

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Cash provided by (used in) operating activities	$410,089	$(69,991)	$419,107
Less: Distributions to noncontrolling interests	(41,499)	(44,196)	(33,147)

Cash provided by (used in) operating activities attributable to DaVita HealthCare Partners Inc.	368,590	(114,187)	385,960
Less: Expenditures for routine maintenance and information technology	(49,010)	(82,811)	(49,349)

Free cash flow	$319,580	$(196,998)	$336,611

	Rolling 12-Month Period
	March 31, 2015	December 31, 2014	March 31, 2014
Cash provided by operating activities	$1,450,389	$1,459,407	$1,813,241
Less: Distributions to noncontrolling interests	(157,691)	(149,339)	(137,547)

Cash provided by operating activities attributable to DaVita HealthCare Partners Inc.	1,292,698	1,310,068	1,675,694
Less: Expenditures for routine maintenance and information technology	(264,633)	(264,972)	(272,422)

Free cash flow	$1,028,065	$1,045,096	$1,403,272

DAVITA HEALTHCARE PARTNERS INC.

RECONCILIATIONS FOR NON-GAAP MEASURES

(unaudited)

(dollars in thousands)

5. Total care dollars under management

In California, as a result of our managed care administrative services agreements with hospitals, HCP does not assume the direct financial risk for institutional (hospital) services in most cases, but is responsible for managing the care dollars associated with both the professional (physician) and institutional services being provided for the Per Member Per Month (PMPM) fee attributable to both professional and institutional services. In cases where HCP does not assume the direct financial risk, HCP recognizes the surplus of institutional revenue less institutional expense as HCP net revenue. In addition to revenues recognized for financial reporting purposes, HCP measures its total care dollars under management, which includes the PMPM fee payable to third parties for institutional (hospital) services where HCP manages the care provided to its members by the hospitals and other institutions, which are not included in GAAP revenues. HCP uses total care dollars under management as a supplement to GAAP revenues as it allows HCP to measure profit margins on a comparable basis across both the global capitation model (where HCP assumes the full financial risk for all services, including institutional services) and the risk sharing models (where HCP operates under managed care administrative services agreements where HCP does not assume the full risk). HCP believes that presenting amounts in this manner is useful because it presents its operations on a unified basis without the complication caused by models that HCP has adopted in its California market as a result of various regulations related to the assumption of institutional risk. Total care dollars under management is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for revenues calculated in accordance with GAAP. Total care dollars under management includes PMPM payments received from third parties that are recorded net of expenses in our accounting records. The following table reconciles total care dollars under management to medical revenues to the periods indicated.

	Three months ended
	March 31, 2015	December 31, 2014	March 31, 2014
Medical revenues	$912,588	$863,555	$827,831
Less: Risk share revenue, net	(12,956)	(12,805)	(29,558)
Add: Institutional capitation amounts	333,108	314,100	284,389

Total care dollars under management	$1,232,740	$1,164,850	$1,082,662